PKF

The Directors
Taoping Inc.
Unit 3102, 31/F,
Citicorp Centre
18 Whitefield Road,
Hong Kong

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Amendment No. 4 to Form F-3 of our report dated May 2, 2022 with respect to our audits of the consolidated financial statements of Taoping Inc. ("the Company") and subsidiaries as of and for the years ended December 31, 2021, which includes an explanatory paragraph as to the Company's ability to continue as a going concern and appears in the Annual Report on Form 20-F of the Company for the year ended December 31, 2021.

We also consent to the reference to us under the caption "Experts" in such Prospectus.

PKF Littlejohn LLP /s/ PKF Littlejohn LLP

London, United Kingdom
June 27, 2022

PKF Littlejohn LLP
15 Westferry Circus,
Canary Wharf, London
E14 4HD

T: +44 (0)20 7516 2200
www.pkf-l.com